Exhibit 23




                          Independent Auditors' Consent




The Board of Directors
Capital Associates, Inc.:


We consent to incorporation by reference in the registration statements on Forms S-8 (No. 33-59570 and No. 33- 68514) and Form S-3 (No. 33-65059) of Capital
Associates, Inc. of our reports dated July 16, 1996 relating to the consolidated balance sheets of Capital Associates, Inc. and subsidiaries as of May 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows and related schedules for the three years then ended, which reports appear in the May 31, 1996 Annual Report on Form 10-K of Capital Associates, Inc.





                                           KPMG Peat Marwick LLP

                                           /s/KPMG Peat Marwick LLP
                                           ------------------------

Denver, Colorado
July 16, 1996